Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-93623, 333-93625, 333-115416, 333-115417 and 333-115418) and in the Registration Statement on Form S-3 (File No. 333-65730) of Triton PCS Holdings, Inc. and its subsidiaries of our report dated February 2, 2005, relating to the combined financial statements of the Puerto Rico and North Carolina Operations of AT&T Wireless Services, Inc. and our report dated January 21, 2005, relating to the financial statements of the Puerto Rico Operations, both of which appear in this Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 10, 2005